EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement on Form S-8 of Unified Financial Services, Inc. and subsidiaries (registration number 333-53863) of our report dated February 3, 2004 relating to the consolidated statement of financial condition for Unified Financial Services, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2003, which appears in the December 31, 2003 Annual Report to Stockholders on Form 10-K of Unified Financial Services, Inc. and subsidiaries.


/s/ J. D. Cloud & Co. L. L. P.
Cincinnati, Ohio
February 27, 2004